Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Oppenheimer Holdings Inc. (the “Company”) of our report dated March 2, 2009 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
New York New York
March 13, 2009